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TABLE OF CONTENTS

Exhibit 2.1

         ASSET PURCHASE AGREEMENT
DATED AS OF JUNE 6, 2003
BY AND BETWEEN
THE SCO GROUP, INC.
AS BUYER
AND
VULTUS, INC.
AS SELLER

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
1.1	Definitions
ARTICLE II	CLOSING
2.1	Purchase and Sale of Acquired Assets
2.2	Excluded Assets
2.3	Assumed Obligations/Excluded Liabilities
2.4	Transfer of Acquired Assets by Seller
2.5	The Closing
2.6	Purchase Price
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF BUYER
3.1	Organization and Related Matters
3.2	Authorization
3.3	No Conflicts
3.4	Legal Proceedings
3.5	Shares
3.6	No Brokers or Finders
3.7	SEC Documents
3.8	Disclosure
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Organization and Related Matters
4.2	Authorization
4.3	Financial Statements; Changes
4.4	Undisclosed Liabilities
4.5	Assumed Contracts
4.6	No Conflicts, Consents
4.7	Tax and Other Returns and Reports
4.8	Real and Personal Property; Title to Property; Leases
4.9	Intellectual Property
4.10	Legal Proceedings and Certain Labor Matters
4.11	Permits
4.12	Compliance With Law
4.13	Certain Interests
4.14	Environmental Compliance
4.15	Employee Benefits
4.16	Insurance
4.17	No Brokers or Finders
4.18	Conduct of Business
4.19	Accounts Receivable and Inventory
4.20	Warranties
4.21	Product Liability
4.22	Employees
4.23	Software Products
4.24	Certain Business Relationships With Seller
4.25	Disclosure
4.26	Representation Regarding Shares

ARTICLE V	COVENANTS AND AGREEMENTS
5.1	Restricted Nature of Shares
5.2	Form S-3 Registration Statement
5.3	Regulatory Consents, Authorizations, etc.
5.4	Investigation by Buyer
5.5	Publicity
5.6	Tax Covenants
5.7	Non-Compete and Non-Solicitation
5.8	Dissolution of Seller
5.9	Further Assurances
ARTICLE VI	MISCELLANEOUS
6.1	Amendments; Waivers
6.2	Schedules; Exhibits; Integration
6.3	Governing Law; Consent to Jurisdiction
6.4	No Assignment
6.5	Headings
6.6	Counterparts
6.7	Parties in Interest
6.8	Notices
6.9	Expenses
6.10	Remedies; Waiver
6.11	Attorney's Fees
6.12	Knowledge Convention
6.13	Representation by Counsel; Interpretation
6.14	Waiver of Jury Trial
6.15	Severability
6.16	Entire Agreement

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into as of June 6, 2003, between The SCO Group, Inc., a Delaware corporation ("Buyer"), and Vultus, Inc., a Utah corporation ("Seller").

RECITALS

        WHEREAS, Seller is engaged in the development, manufacturing, marketing, distribution, installation, and support of web-services and computer software (the "Business"); and

        WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, in exchange for common stock of Buyer, essentially all of the assets of Seller and assume certain limited liabilities of Seller, pursuant to a Plan of Reorganization within the meaning of Section 368(a)(1)(c) of the Internal Revenue Code of 1986, as amended, whereby Buyer shall immediately thereafter have control of such assets and Seller shall distribute Buyer's common stock to Seller's shareholders in connection with the voluntary dissolution of Seller, all on the terms and conditions contained herein.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms, and conditions contained herein, and in order to set forth the terms and conditions of the acquisition, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.     As used in this Agreement and the Exhibits and the Disclosure Schedule pursuant to this Agreement, the following definitions apply:

          "Accounts Receivable" has the meaning set out in Section 2.1 below.

          "Acquired Assets" has the meaning set forth in Section 2.1 below.

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Asset Purchase Agreement among Buyer and Seller, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Assumed Contracts" has the meaning set out in Section 2.1 below.

          "Business" means the business currently conducted by Seller in developing, manufacturing, marketing, distributing, installing, and supporting web-services and related computer software.

          "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Salt Lake City, Utah are authorized or obligated by Law to close.

          "Buyer" has the meaning set forth in the Recitals hereto.

          "Buyer Disclosure Schedule" has the meaning set forth in Section 3 below.

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Closing Date" has the meaning set forth in Section 2.6.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Contingent Consideration" has the meaning set out in Section 2.8 below.

          "Contract" means any written agreement, contract, bond, commitment, franchise, indemnity, indenture, instrument, lease or license.

          "Employee Benefit Plans" has the meaning set out in Section 4.15 below.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except that "Encumbrance" does not, however, include any of such items that (i) constitute liens for current taxes and assessments not yet due and payable, (ii) any non-monetary encumbrance on any of the Acquired Assets that does not, together with all other non-monetary encumbrances, materially detract from the value of any property or properties or materially detract from or interfere with the use of any property or properties in the ordinary conduct of business as presently conducted, and (iii) any item listed on Schedule 1.1 (the "Permitted Encumbrances").

          "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), Encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from (i) the presence or release of Hazardous Materials into the environment, on or prior to the Closing, upon, beneath, or from any Real Property or Leased Real Property or other location (whether or not owned by Seller or the Business) where the Business conducted operations or generated, stored, sent, transported, or disposed of Hazardous Materials, or (ii) any violation of Environmental Laws by Seller on or prior to Closing.

          "Environmental Laws" has the meaning set forth in Section 4.14.

          "Equipment" has the meaning set out in Section 2.1.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which Seller is a member and which is under common control within the meaning of Section 414(b) and (c) of the Code or that is aggregated with Seller under Section 414(m) or 414(o) of the Code.

          "Financial Statements" has the meaning set forth in Section 4.3.

          "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Hazardous Materials" means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminate" under any Environmental Law; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (D) the presence of which on any Real Property or Leased Real Property causes a nuisance upon any Real Property or Leased Real Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any Real Property or Leased Real Property; (E) the presence of which on adjacent properties constitutes a trespass by Seller; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

          "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, tradenames, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research, and development, know-how, formulas, compositions, manufacturing, and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all proprietary and intangible rights and assets relating to Seller's use of the Internet and/or the World Wide Web and registrations therefor, including URLs, domain names, web pages and websites; (h) all telephone numbers and facsimile numbers; (i) all other proprietary rights (including intangible personal property); (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); (k) remedies against infringements of any of the foregoing; and (l) rights to protection of interests in any of the foregoing under applicable law.

          "Inventories" has the meaning set out in Section 2.1.

          "IRS" means the Internal Revenue Service or any successor entity.

          "Law" means any constitutional provision, statute or other law, rule, or regulation of any Governmental Entity and any Order.

          "Loss" means any cost, damage, disbursement, expense, liability or loss including legal fees and expenses incurred in the defense of claims that may be imposed on or otherwise incurred or suffered by the specified Person.

          "Material Adverse Effect" means any effect or change that would be materially adverse to the Business; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) national or international political or social condition, (iii) general changes to financial, banking, or securities market, or (iv) the taking of any action contemplated by this Agreement and the other agreements, exhibits, schedules, etc. contemplated hereby; and (b) any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

          "Person" means an association, a corporation, an individual, a partnership, a limited liability Seller, a trust or any other entity or organization, including a Governmental Entity.

          "Purchase Price" shall have the meaning set forth in Section 2.7 below.

          "SEC" means the United States Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller" has the meaning set forth in the Recitals hereto.

          "Seller Disclosure Schedule" has the meaning set forth in Section 4 below.

          "Shares" have the meaning set forth in Section 2.6 below.

          "Tax" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, any liability under Treas. Reg. § 1.1502-6 (or analogous provision of other law), and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

ARTICLE II
CLOSING

        2.1    Purchase and Sale of Acquired Assets.     For and in consideration of the Purchase Price and subject to the terms and conditions set forth in this Agreement, Seller hereby sells, transfers, and assigns to Buyer all of the Acquired Assets. Buyer, in consideration of the transfer of the Acquired Assets, and in reliance upon the representations, assurances, warranties, and conditions of Seller contained herein, agrees to purchase from Seller said Acquired Assets. The term "Acquired Assets" shall include and mean all right, title, and interest in and to all of the following:

            (a)    Intellectual Property.    All Intellectual Property of Seller, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Law, including, without limitation, all of the items listed on Schedule 2.1(a) attached hereto.

            (b)    Accounts Receivable.    All accounts receivable, notes receivable, other trade receivables, deposits, and prepaid expenses, including the rights to any offsets, rebates, returns, or credits arising out of the Business or the use of the Acquired Assets ("Accounts Receivable").

            (c)    Inventories.    All inventories, including, without limitation, finished goods, work-in-progress, raw materials, and other inventories related to the Business (the "Inventories"), including, without limitation, those items as set forth in Schedule 2.1(c) attached hereto.

            (d)    Assumed Contracts.    All contracts, agreements, bid proposals, leases, equipment leases, service agreements, purchase orders, and commitments to which Seller is a party, or by which the Acquired Assets are bound or benefit, listed in Schedule 2.1(d) attached hereto, the obligations under all of which Buyer hereby assumes (the "Assumed Contracts").

            (e)    Tangible Assets.    All computer equipment, office equipment, and other tangible property owned by Seller, including all spare parts and associated supplies (other than the Inventories, as defined below) insofar as any of the foregoing is used or intended for use in connection with the Business or Acquired Assets (the "Equipment"). The Equipment includes, without limitation, all of the items listed in Schedule 2.1(e) attached hereto.

            (f)    Fixtures and Improvements.    All estates, rights, titles, and interests of Seller in and to all plants, warehouses, storage facilities, buildings, structures, works, appliances, machinery, equipment, and other articles of a permanent nature, construction in progress, improvements, betterments, installations and additions constructed, erected, or located on or attached or affixed to the Leased Real Property, including, without limitation, all of the items listed in Schedule 2.1(f) (the "Fixtures and Improvements").

            (g)    Books and Records.    All books, records, data, source code, complied code, manuals, maintenance records, personnel files, and environmental records that relate to the Business or the Acquired Assets and which are necessary or convenient in order for Buyer to conduct the Business from and after the Closing Date, including originals or copies of all accounting, operating, management, and other business records in documentary or electronic form (the "Records") provided, however, that Seller may maintain such items as are necessary for its tax and accounting records until the dissolution of Seller. Upon the dissolution of Seller, Seller shall deliver those retained Records to the Buyer.

            (h)    Permits.    All right, title, and interest of Seller in, to and under all permits, licenses, or rights used in the Business or relating to all or any of the Acquired Assets (the "Permits"), including, without limitation, those items listed in Schedule 2.1(h) attached hereto.

            (i)    Telephone Listings.    The current telephone numbers used in connection with the Business, including directory listings.

            (j)    Pending Claims.    All rights of Seller pursuant to any claims for damages, reimbursement, offset, rebate, indemnification, expenses, or costs against any third-party which are an offset to any of the liabilities to be assumed by Buyer.

            (k)    Goodwill.    The goodwill of Seller associated with the Business.

            (l)    Other Assets.    All other Assets of Seller used to carry out the Business or utilize the Assets not included in any specific provision of the foregoing subsections existing as of the Closing Date which are not excluded in Schedule 2.2.

        2.2    Excluded Assets.     Notwithstanding the provisions of Section 2.1, the Assets conveyed hereunder shall not include those items listed in Schedule 2.2 (the "Excluded Assets").

        2.3    Assumed Obligations/Excluded Liabilities.

            (a)    Excluded Liabilities.    Except as expressly provided in this Section or otherwise in this Agreement, Buyer does not and will not assume or become obligated to pay, perform, or discharge and will not be responsible for, any other liabilities or obligations of Seller, whether accrued, absolute, contingent, or otherwise, including, without limitation, liabilities or obligations based on, arising out of, or in connection with:

                (i)  the operation of the Business prior to the Closing Date or relating to the acquisition, ownership, or operation of the Acquired Assets prior to the Closing Date (other than the Assumed Obligations);

               (ii)  liabilities for salary, wages, and fringe benefits, Employee Benefit Plans, or any employee benefit arrangement sponsored by an ERISA Affiliate, including any obligations pertaining to funding, termination, or any withdrawal liability under ERISA, the Multi-Employer Pension Plan Amendments Acts of 1980, claims arising out of the employment relationship such as sexual harassment, discrimination, age related claims, or other work place based claims, or any claim or liability under any other applicable state or federal law or regulation relating to employees or the work place with respect to all periods prior to the Closing Date;

              (iii)  liabilities of Seller to third parties for personal injury and/or property damage occurring prior to the Closing Date;

              (iv)  liabilities and costs of Seller to third parties arising from or attributable to any civil, criminal, administrative, arbitrative, or other such proceeding or governmental investigation pending against Seller or the Acquired Assets prior to the Closing Date or that may be filed against Seller or Acquired Assets after the Closing Date that are attributable to a claim or claims arising out of facts or occurrences prior to the Closing Date;

               (v)  any contingent or liquidated obligations under any guaranty, warranty, or similar undertaking, whether express or implied, in connection with goods manufactured, produced, or sold by Seller at any time prior to the Closing Date;

              (vi)  any liability for personal injury or property damage arising out of or in connection with goods manufactured, produced, distributed, or sold by Seller prior to the Closing Date including, but not limited to, any product liability claims;

             (vii)  any liability for personal injury arising out of the employment of any individual by Seller or the acts of any employee of Seller, including worker compensation liability, which occurred prior to the Closing Date;

            (viii)  any liability for unpaid Taxes for any period prior to Closing; and

              (ix)  any collective bargaining agreement on the employment of labor by Seller.

            (b)    Assumed Obligations.    The only liabilities and obligations to be assumed herein by Buyer in connection with the transfer of Acquired Assets from Seller (the "Assumed Obligations") shall be:

                (i)  the obligations of Seller under the Secured Convertible Promissory Notes to The Canopy Group, Inc. dated June 21, 2002, and November 20, 2002;

               (ii)  those liabilities and obligations with respect to the operation of the Business and ownership of the Acquired Assets by Buyer arising after Closing;

              (iii)  those liabilities and obligations to be performed after Closing pursuant to the Assumed Contracts listed on Schedule 2.1(d) attached hereto; and

              (iv)  those obligations identified on Schedule 2.3(b)(iv), which Buyer hereby consents to assume such obligations as of the Closing Date.

        2.4    Transfer of Acquired Assets by Seller.     Subject to the terms and conditions of this Agreement, Seller shall deliver or cause to be delivered to Buyer the Acquired Assets and all necessary certificates of title, transfer of title documents vesting in Buyer, good and marketable title to the Acquired Assets, free and clear of all liens and encumbrances, except for Permitted Encumbrances. Buyer shall pay any sales and/or transfer Taxes, but not income or gain taxes, payable with respect to the transaction contemplated herein. Without limiting the foregoing, all software and other electronic intangible assets included in the Acquired Assets shall be delivered to Buyer by electronic means.

        2.5    The Closing.     The Closing of the transaction provided for in this Agreement shall be held in Salt Lake City, Utah, at the offices of Parr, Waddoups, Brown, Gee & Loveless, 185 South State Street, Suite 1300, Salt Lake City, Utah 84111-1537 (unless the parties hereto otherwise agree in writing), on the Closing Date. The Closing shall be deemed to occur and be effective at 5:00 p.m. Mountain Time on the date hereof (the "Closing Date").

        2.6    Purchase Price.     On the Closing Date, in full consideration for the sale, transfer and delivery to Buyer of the Acquired Assets and on the terms and subject to the conditions set forth herein, Buyer shall issue to Seller an aggregate of 167,590 shares of restricted common stock of Buyer, par value $0.001 per share (the "Shares").

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF BUYER

        Except as specifically disclosed in the disclosure schedule attached hereto as Schedule I (the "Buyer Disclosure Schedule"), Buyer hereby represents and warrants to Seller as of the date hereof as follows:

        3.1    Organization and Related Matters.     Buyer (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all necessary corporate power and authority to own its properties and assets and to carry on its businesses as now conducted.

        3.2    Authorization.     Buyer has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement constitutes the legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

        3.3    No Conflicts.     The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated thereby will not (i) violate or conflict with the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (A) the articles of incorporation or bylaws of Buyer, or (B) any Law to which Buyer is subject that is material to the financial condition, results of operations or conduct of the business of Buyer, or (ii) require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person or Governmental Entity, except for such requirements as would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

        3.4    Legal Proceedings.     There is no Action pending or to Buyer's knowledge, contemplated or threatened against Buyer nor is there any judgment, decree, injunction, ruling, award or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against Buyer that has or might reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under the terms of this Agreement.

        3.5    Shares.     Buyer currently has authorized and unissued shares of Common Stock sufficient to permit the issuance of the Shares to Seller as provided in this Agreement. The Common Stock to be issued pursuant to this Agreement has been duly authorized for issuance, and such Common Stock, when issued and delivered to Seller shall be validly issued, fully paid, and nonassessable.

        3.6    No Brokers or Finders.     No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

        3.7    SEC Documents.     Buyer has furnished to Seller prior to the date of this Agreement (or Seller can obtain from the SEC's website at http://sec.gov) copies of its Annual Report on Form 10-K for the fiscal year ended October 31, 2002, and all other registration statements, reports, and proxy statements, including exhibits thereto, filed by Buyer with the SEC on or after such date, all of which are hereafter referred to as the "SEC Documents." Since October 31, 2002, Buyer has duly filed with the SEC all reports and proxy statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective filing dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), each of the SEC Documents (i) complied in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        3.8    Disclosure.     None of the representations and warranties contained in this Section 3, as of the date hereof, nor any certificate or exhibit prepared and furnished by Buyer, or to be prepared and furnished by Buyer, as of the date thereof, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER

        Except as specifically disclosed in the disclosure schedule attached hereto as Schedule II (the "Seller Disclosure Schedule"), Seller hereby represents and warrants to Buyer as of the date hereof as follows:

        4.1    Organization and Related Matters.     Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and (b) has all necessary corporate power and authority to own its properties and assets and to carry on its businesses as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification, except where the failure to be so organized or validly existing, to be in good standing, to have such power and authority or to be so qualified or licensed does not materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

        4.2    Authorization.     Seller has the necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized by the board of directors and shareholders of Seller. This Agreement constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors' rights generally.

        4.3    Financial Statements; Changes.

            (a)   Section 4.3 of the Seller Disclosure Schedule contains true and correct copies of the unaudited balance sheets of Seller as of December 31, 2002 and March 31, 2003, and a profit and loss statement for the year and three months then ended, respectively (together, the "Financial Statements"). Except as disclosed in Section 4.3 of the Seller Disclosure Schedule, the Financial Statements present fairly the financial condition of Seller as of December 31, 2002, and March 31, 2003, and the results of operations of Seller for the periods then ended; provided, however, that the Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

        4.4    Undisclosed Liabilities.     To Seller's Knowledge, Seller does not have any Liability (and believes that there is no basis for any present or future proceeding against Seller giving rise to any Liability), except for (i) Liabilities set forth on the face of Seller's unaudited balance sheet as of March 31, 2003,and (ii) Liabilities that have arisen after March 31, 2003, in the ordinary course of Seller's business, and those Liabilities set forth on Section 4.4 of the Seller Disclosure Schedule.

        4.5    Assumed Contracts.     Except as disclosed in Section 4.5 of the Seller Disclosure Schedule, (1) each Assumed Contract is valid and subsisting; (2) Seller has duly performed all material obligations thereunder to the extent that such obligations to perform have accrued; and (3) no material breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller or, to the knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance thereof will occur.

        4.6    No Conflicts, Consents.     The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated thereby will not (i) violate, or constitute a breach or default (whether upon lapse of time, giving of notice or both) under, the articles of incorporation or bylaws of Seller, (ii) violate, or constitute a breach or default (whether upon lapse of time, giving of notice or both) under any material Contract, (iii) result in the imposition of any Encumbrance against any Acquired Assets, (iv) require any consent, waiver, authorization or approval of, or the making of any filing with or giving of notice to, any Person or Governmental Entity, expect as disclosed in Section 4.6 of the Seller Disclosure Schedule or (v) violate any Law, except for any violation that would not have a Material Adverse Effect.

        4.7    Tax and Other Returns and Reports.

            (a)   Seller has (i) filed or will file (taking into account valid extensions) all federal, state, and all other material Tax Returns required to be filed by it on or prior to the Closing Date and (ii) paid (or accrued) all material Taxes shown as due pursuant to such Tax Returns. To the knowledge of Seller, there are no outstanding assessments or taxes otherwise due that if not paid on a timely basis would result, on or after the Closing Date, in any liens for taxes on any of the Acquired Assets. There is no pending or, to the knowledge of Seller, threatened United States federal or applicable state tax audits involving Seller or any of its affiliates the adverse determination of which could result in a lien upon the Acquired Assets.

            (b)   Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party prior to the Closing Date.

            (c)   Seller does not know that any authority has expressed the intent to assess any additional Taxes for any period for which Tax Returns have been filed. Seller has no knowledge of any basis for such an assessment. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in writing; or (ii) as to which Seller has knowledge based upon personal contact with any agent of such authority. Section 4.7(c) of the Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after July 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 1999.

            (d)   Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

        4.8    Real and Personal Property; Title to Property; Leases.

            (a)   The Leased Real Property constitutes all of the real property leased by Seller and all real property in which Seller has an interest as tenant, subtenant or sublessor which is used in or held for use by Seller in connection with the Business. Except as set forth in Section 4.8(a) of the Disclosure Schedule, the Leases are in full force and effect, and with respect to the lessee's interest only and subject to any defects in or Encumbrances on lessor's interest, Seller holds a good and marketable leasehold title to the Leased Real Property free and clear of all Encumbrances. Seller is not in breach or default, and to the knowledge of Seller the other parties thereto are not in breach or default, in any material respect under any of the Real Property Leases; all rental and other payments due under the Real Property Leases have been paid when due, the sale of the Acquired Assets (including the assignment of the Real Property Leases) does not require the consent of any other party under any of the Real Property Leases and this transaction will not trigger a termination or option to terminate under any of the Real Property Leases.

            (b)   The Leased Real Property constitutes all real property owned by Seller or in which Seller has legal or equitable title and which is used in or held for use in connection with the Business.

            (c)   Except as set forth in Section 4.8(c) of the Disclosure Schedule, the operations on the Leased Real Property, including the improvements thereon, are in compliance with applicable zoning ordinances and there are no requirements with respect to the Leased Real Property for conditional use permits or special use permits that have not already been obtained.

            (d)   Seller has not received any written notice of any violation of each Law, ordinance, policy, order, or determination of any Governmental Entity pertaining to the Leased Real Property or any portion thereof including, without limitation, all applicable zoning ordinances, building codes, and land use restrictions.

        4.9    Intellectual Property.

            (a)   Section 4.9(a)(i) of the Seller Disclosure Schedule identifies each item of registered Intellectual Property used by Seller in the Business or owned by Seller and relating to the Business, including each patent or registration that has been issued to Seller, copies of all of which have been made available to Buyer and Seller has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.9(a)(ii) of the Seller Disclosure Schedule identifies each material item of unregistered Intellectual Property used by Seller in the Business or owned by Seller and relating to the Business, including trade names or unregistered trademarks, service marks, corporate names, Internet domain names, copyright and material computer software items used by Seller in connection with the Business. Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the conduct of the Business as currently conducted by Seller. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken commercially reasonable actions to maintain and protect Seller's Intellectual Property consistent with its business judgment, including commercially reasonable actions to maintain the confidentiality of trade secrets and other confidential information.

            (b)   Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that

    Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of Seller in and to Seller's Intellectual Property.

            (c)   Section 4.9(c) of the Seller Disclosure Schedule identifies each Contract that Seller has granted to any third party with respect to Seller's Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such licenses and agreements. With respect to each item of Intellectual Property required to be identified in Section 4.9(a)(i), Section 4.9(a)(ii), and Section 4.9(c) of the Seller Disclosure Schedule:

                (i)  Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

               (ii)  the item is not subject to any outstanding Order;

              (iii)  no Proceeding is pending and, to the Knowledge of Seller, no Person has expressed the intent to make Seller a party to a Proceeding that challenges the legality, validity, enforceability, use, or ownership of the item; and

              (iv)  Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (d)   Section 4.9(d) of the Seller Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses in the Business pursuant to a Contract. Seller has delivered to Buyer correct and complete copies of all such Contracts. With respect to each item of Intellectual Property required to be identified in Section 4.9(d) of the Seller Disclosure Schedule:

                (i)  the license covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (ii)  the license will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (iii)  no party to the license is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

              (iv)  no party to the license has repudiated any material provision thereof;

               (v)  with respect to each license that is a sublicense or similar Contract, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying Contract;

              (vi)  the underlying item of Intellectual Property is not subject to any outstanding Order;

             (vii)  no Proceeding is pending and, to the Knowledge of Seller, no Person has expressed the intent to make Seller a party to any Proceeding that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

            (viii)  Seller has not granted any sublicense or similar right with respect to the license.

            (e)   To the knowledge of Seller, Seller has not interfered with, infringed upon, or misappropriated any Intellectual Property rights of third parties in any material respect.

            (f)    Seller does not have any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process used or proposed to be used in the Business.

        4.10    Legal Proceedings and Certain Labor Matters.     Except as set out in Section 4.10 of the Seller Disclosure Schedule, there is no Order or Action pending or, to the knowledge of Seller, threatened against or affecting the Acquired Assets or Seller's right to operate the Business or that would restrain or prevent the consummation of the transactions contemplated by this Agreement or that might affect the right of Buyer to own the Acquired Assets. There has been no collective bargaining agreement, organized labor strike, dispute, slowdown or stoppage, organizing effort, or demand for recognition, grievance, arbitration, or actual or threatened unfair labor practice claim (collectively "Labor Matters"), not is any Labor Matter now pending or, to the knowledge of Seller, threatened against or affecting the Business.

        4.11    Permits.     To the knowledge of Seller and except as disclosed in Section 4.11 of the Seller Disclosure Schedule, the Permits constitute all permits that are required by any Governmental Entity to permit Seller to conduct the Business as now conducted on the Real Property and Leased Real Property, and all such Permits are valid and in full force and effect except where the failure to so hold or to be valid and in full force and effect would not have a Material Adverse Effect and to the knowledge of Seller, no suspension, cancellation or termination of any of such Permits is threatened or imminent.

        4.12    Compliance With Law.     The Business is being conducted by Seller in compliance with applicable Laws, except for any such failures to comply as would not have a Material Adverse Effect.

        4.13    Certain Interests.     Other than as disclosed in Section 4.13 of the Seller Disclosure Schedule, no Affiliate of Seller has any material interest in any property used in or pertaining to the Business.

        4.14    Environmental Compliance.     Except as set out in Section 4.14 of the Seller Disclosure Schedule, (i) the Business is and has been conducted in compliance with all applicable federal, state, foreign and local laws, regulations, permits and orders relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or sub-surface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate does not, and would not, have a Material Adverse Effect; (ii) Seller has not received written notice or, to the knowledge of Seller, is the subject of any actions, causes of actions, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law related to the Business or the Acquired Assets; and (iii) to the knowledge of Seller, there are no existing conditions related to the Business or the Acquired Assets which would reasonably be expected to form the basis of a claim against Seller for liability under, the violation of or non-compliance with any Environmental Law which would have a Material Adverse Effect. Notwithstanding the generality of any other representations and warranties in this Agreement, this Section 4.14 shall be deemed to contain the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws.

        4.15    Employee Benefits.

            (a)   Set forth in Section 4.15 of the Seller Disclosure Schedule is a list of each employee benefit plan (as defined in Section 3(3) of ERISA), and each other bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase or stock option, hospitalization or other medical, life or other insurance or welfare plan relating to Seller's employees engaged in the Business, including any policy, plan, program or agreement that provides for the payment of severance benefits, salary continuation, salary in lieu of notice or similar benefits (collectively, the "Employee Benefit Plans"), established, maintained, sponsored, contributed, or legally obligated to be contributed to by Seller.

            (b)   The Employee Benefit Plans that are and have been subject to ERISA or the Code are and have been in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code, and other applicable law.

            (c)   Except as set out in Section 4.15 of the Disclosure Schedule, no Employee Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) or Section 3(37)(A) of ERISA) or a "defined benefit plan" (as defined in Section 3(35) of ERISA or Section 414(j) of the Code), and no Employee Benefit Plan provides retiree health benefits. To the knowledge of Seller, no event has occurred with respect to Seller or a purchaser of assets from Seller in connection with which Seller could be subject to any liability or lien with respect to any Employee Benefit Plan under ERISA or the Code or any employee benefit arrangement sponsored by an ERISA Affiliate.

        4.16    Insurance.     Section 4.16 of the Seller Disclosure Schedule lists all insurance policies maintained by Seller relating to the Business and Seller is not in default under any such policy. All such policies will be outstanding and in full force and effect at the Closing Date, but coverage under such policies shall terminate with respect to the Acquired Assets and the Business as of the Closing. There was no material inaccuracy in any application for any such insurance coverage. Except as set forth in Section 4.16 of the Seller Disclosure Schedule, there is no claim, action, suit or proceeding arising out of or based upon any of such policies of insurance and, to Seller's knowledge, no basis for any such claim, action, suit or proceeding exists, and Seller is in material compliance with all conditions contained therein.

        4.17    No Brokers or Finders.     No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

        4.18    Conduct of Business.     Since March 31, 2003, Seller has, consistent with past practices, used its commercially reasonable efforts to preserve the organization of the Business intact, to keep available to the Business the services of all current officers and employees and to preserve the goodwill of the suppliers, customers, employees and others having business relations with the Business. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, since March 31, 2003, Seller has conducted the Business in the ordinary course, has maintained the Acquired Assets in at least as good order and condition as existed on March 31, 2003 (subject to ordinary wear and tear) and as is necessary to continue to conduct the Business and has not:

            (a)   mortgaged, pledged or subjected to any Encumbrance any of the Acquired Assets;

            (b)   sold, assigned or transferred any asset or property used or held for use in the Business, except in the ordinary course of Seller's business;

            (c)   granted any increase in the compensation (including bonuses and deferred compensation) payable to any officer, director, consultant, employee or agent of Seller or any of the Subsidiaries (other than as expressly described in Section 4.18 of the Seller Disclosure Schedule);

            (d)   experienced material damage, destruction or loss; or

            (e)   experienced any change or event that has had or would have a Material Adverse Effect.

        4.19    Accounts Receivable and Inventory.     The Accounts Receivable arose from transactions in the ordinary course of the Business and the goods which are the subject of the Accounts Receivable have been sold and delivered to the account obligor, or are in transit. No such receivable has been pledged or assigned to any Person. The Inventory is valued at the lower of cost or market in accordance with past practice and consists of items of a quality and quantity currently useable and salable in the ordinary course of the Business without material markdown or material discount.

        4.20    Warranties.     Each product manufactured, sold, leased, or delivered and each service rendered by Seller has been in material conformity with all applicable contractual commitments and all express and implied warranties and service policies, and, to Seller's knowledge, Seller does not have any Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty and service warranty claims set forth on the face of the Balance Sheet as of March 31, 2003 as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or delivered or service rendered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.20 of the Seller Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Seller (containing applicable guaranty, warranty, and indemnity provisions).

        4.21    Product Liability.     To the Knowledge of Seller, Seller does not have any Liability (and believes that there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of Seller.

        4.22    Employees.     To the Knowledge of Seller, no executive, key employee, or group of employees has any plans to terminate employment with Seller, other than in connection with the transactions contemplated by this Agreement. Seller is not a party to nor bound by any collective bargaining agreement, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of Seller, Seller has not committed any unfair labor practice. Seller does not have any Knowledge of any organizational effort presently being made and Seller does not Know that any labor union has expressed the intent to conduct or promote such an effort with respect to employees of Seller. Section 4.22 of the Seller Disclosure Schedule identifies all employees of Seller and the severance pay and accrued benefits (including, vacation pay and sick pay) with respect to each of the employees of Seller.

        4.23    Software Products.

            (a)   The Software has been developed with reasonable care in a professional and workmanlike manner and the Software is free of substantial programming errors and defects. The Software substantially performs in the manner and conforms to the specifications set forth in Section 4.23 of the Seller Disclosure Schedule, and the Software includes the features, functionality and capabilities listed in Section 4.23 of the Seller Disclosure Schedule, will meet or exceed all performance criteria listed in Section 4.23 of the Seller Disclosure Schedule, and is compatible with the platforms, operating systems, and other hardware and software identified in Section 4.23 of the Seller Disclosure Schedule. The Software conforms to Seller's end user documentation and warranties for the Software and any other published or printed materials of Seller for the Software.

            (b)   No copy of the Software contains or is accompanied or will contain or be accompanied by any Unauthorized Code.

            (c)   Seller has delivered or will deliver at Closing the source code of all Software. In addition to the source code for the Software, Seller has provided Buyer with a complete and working copy of the Development Environment for the Software.

        4.24    Certain Business Relationships With Seller.     Other than with respect to The Canopy Group, Inc. and Angel Partners, none of the shareholders, directors and officers of Seller and their Affiliates have been involved in any business arrangement or relationship with Seller relating to the Business within the past 12 months, and none of the shareholders, directors and officers of Seller and their Affiliates own any asset, tangible or intangible, that is used in the Business. Information with respect to the business arrangements and relations between Seller and The Canopy Group, Inc. and/or Angel Partners is set forth in Section 4.24 to the Seller Disclosure Schedule.

        4.25    Disclosure.     None of the representations and warranties contained in this Section 4, as of the date hereof, nor any certificate or exhibit prepared and furnished by Seller, or to be prepared and furnished by Seller, as of the date hereof, when taken together, contains any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

        4.26    Representation Regarding Shares.     Seller (i) understands that as of the Closing Date, the Shares have not been registered under the Securities Act, or under any state securities laws, and such shares are being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares solely for its own account, and those of its stockholders, for investment purposes, and not with a view to the distribution thereof, other than to such stockholders, (iii) is a sophisticated investor whose officers and directors, with responsibility for determining whether to acquire the Shares, have knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer (including publicly available information filed with the SEC) and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in acquiring the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (vi) has been given an opportunity to discuss its acquisition and holding of the Shares and the business and financial condition of Buyer with and ask questions relating thereto of officers and other representatives of Buyer. The foregoing, however, does not in any way limit or modify any rights of Seller contained in this Agreement.

ARTICLE V
COVENANTS AND AGREEMENTS

        5.1    Restricted Nature of Shares.     Buyer acknowledges that the Shares, as applicable, to be issued to Buyer under the terms of this Agreement will not be registered as of the Closing Date and will be issued in accordance with exemptions from the registration requirements of state and federal securities laws. Seller agrees to cooperate with Buyer in providing Seller's shareholders with such information, and obtaining from Seller's shareholders such information and agreements, as Buyer and its counsel deems necessary or appropriate to establish a basis for relying on such exemptions. The Shares, applicable, are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and as such may not be subsequently transferred by Seller (other than a pro rata distribution to Seller's shareholders in connection with the liquidation of Seller) in the absence of registration or the availability of an exemption from the registration requirements of state and federal securities laws. The certificates representing the shares of Common Stock shall bear a legend substantially in the following form:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED (OTHER THAN A PRO-RATA DISTRIBUTION TO THE HOLDER'S SHAREHOLDERS IN CONNECTION

  WITH THE LIQUIDATION OF THE HOLDER) UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

        5.2    Form S-3 Registration Statement.     As promptly as practicable following the Closing Date, but in no event not later than July 15, 2003, Buyer shall cause to be filed with the SEC, a Registration Statement on Form S-3 (the "Registration Statement"). Buyer shall use its reasonable best efforts to obtain the effectiveness of the Registration Statement on or before September 15, 2003 and all such qualifications and compliances as are reasonably required to permit or facilitate the sale and distribution by Seller and the shareholders of Seller identified on Schedule 5.2 attached hereto of all of the Shares (the "Resale Registration"); provided that all selling shareholders shall each provide Buyer with customary representations and warranties. Such Resale Registration shall be kept effective by Buyer until the earlier of (i) all of the shares covered thereby have been sold or (ii) one year from the date registration statement is declared effective. The obligations of this Section 5.4 shall survive the consummation of the transactions contemplated by this Agreement. Buyer acknowledges and agrees that the shareholders of Seller are third-party beneficiaries under this Section 5.3.

        5.3    Regulatory Consents, Authorizations, etc.     Seller and Buyer each agree to cooperate and use commercially reasonable efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to all) Approvals and Permits that may be necessary to consummate the transactions contemplated by this Agreement.

        5.4    Investigation by Buyer.     Subject to applicable Laws and fiduciary and privacy obligations, Seller shall permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel and representatives of prospective financing institutions of Buyer) to have reasonable access during normal business hours, at the expense of Buyer, under the supervision of Seller, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of their respective businesses and as will maintain the confidentiality of this Agreement and the transactions contemplated hereby, to all of Seller's properties, books, records, Tax Returns and all other information with respect to the Business as Buyer may from time to time reasonably request for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and conducting an evaluation of the organization and Business.

        5.5    Publicity.     Until the Closing Date, all parties hereto shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of all parties hereto, except to the extent required by applicable Law or to the extent Seller deems reasonably necessary pursuant to applicable securities laws.

        5.6    Tax Covenants.     Seller agrees that, at its sole cost and expense, Seller will file or cause to be filed with the appropriate taxing jurisdictions, on behalf of Seller, a tax return or returns covering the pre-closing periods and Seller shall be solely responsible for the payment of all Taxes associated therewith, if any. In conjunction therewith, Seller shall maintain its books and records in accordance with past practices. Buyer agrees to give Seller and its representatives reasonable access subsequent to Closing to any books and records transferred to Buyer in order to permit the preparation of such tax returns and, if necessary, the defense of any audit or inquiry by a taxing authority. At Seller's request, Buyer shall furnish such information as Seller may reasonably require, including Buyer's preparation of Seller's standard tax package for the periods ending on or before the Closing Date. Buyer agrees to retain or cause to be retained, for so long as any such taxable period or audit shall remain open for adjustment, any records or information which may be relevant to any such tax return or audit.

        5.7    Non-Compete and Non-Solicitation.

            (a)   In consideration of, among other things, the Purchase Price set forth in this Agreement, during the period from the date hereof through the dissolution of Seller, Seller shall not, directly or indirectly, (i) engage in, or have any financial or other interest (whether as a principal, shareholder, director, officer, agent, employee consultant or otherwise) in any person, firm, corporation, or other entity which products or services are competitive with the Business.

            (b)   Seller acknowledges that the restrictions imposed by this Agreement are fully understood by it and are fair and reasonable.

        5.8    Dissolution of Seller.     Seller shall take all actions necessary to pay its obligations, distribute the Shares, to its shareholders and dissolve within one year from the Closing Date.

        5.9    Further Assurances.     From time to time before, on and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

ARTICLE VI
MISCELLANEOUS

        6.1    Amendments; Waivers.     This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of Buyer and Seller.

        6.2    Schedules; Exhibits; Integration.

            (a)   Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

            (b)   Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material or that it has a Material Adverse Effect, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information).

        6.3    Governing Law; Consent to Jurisdiction.     This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Utah applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Federal and State courts of the State of Utah located in Salt Lake County, Utah for the purpose of any Action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts may be removed to any other court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such Action in any manner permitted by law of the State of Utah; (y) agrees that service of process made in accordance with clause (x) (including, without limitation, service made by registered or certified mail; return receipt requested, at its address specified pursuant to Section 6.8) is reasonably calculated to give actual notice of any such Action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (x) does not constitute good and sufficient service of process.

        6.4    No Assignment.     Neither this Agreement nor any rights or obligations under it are assignable; provided that Buyer may assign or transfer its rights and obligations hereunder to an Affiliate of Buyer, provided no assignment shall release Buyer from any liability or obligation with respect to this Agreement.

        6.5    Headings.     The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

        6.6    Counterparts.     This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

        6.7    Parties in Interest.     This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, other than as provided for in Section 5.2(a) of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to (or to confer any right of subrogation or action over against) any party to this Agreement.

        6.8    Notices.     Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed by certified or registered mail, postage prepaid, receipt requested or (d) overnight delivery service, as follows:

  If to Buyer, addressed to:

  The SCO Group, Inc.
  355 South 520 West, Suite 100
  Lindon, Utah 84042
  Attention: Robert K. Bench
  Telecopy: (801) 765-1313

  With a copy to:

  Parr Waddoups Brown Gee & Loveless
  185 South State Street, Suite 1300
  Salt Lake City, Utah 84111-1537
  Attention: Keith L. Pope
  Telecopy: (801) 532-7750

  If to Seller, addressed to:

  Vultus, Inc.
  355 South 520 West, Suite 150
  Lindon, Utah 84042
  Attention: Michael Meservy
  Telecopy: (801) 852-0881

  With a copy to:

  Wilson Sonsini Goodrich & Rosati, P.C.
  2795 East Cottonwood Parkway, Suite 300
  Salt Lake City, Utah 84121
  Attention: Robert G. O'Connor
  Telecopy: (801) 993-6400

or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 6.8 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

        6.9    Expenses.     Seller and Buyer will each pay all of their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its investment bankers, accountants and counsel.

        6.10    Remedies; Waiver.     Except to the extent this Section 6.10 is inconsistent with any other provision in this Agreement or applicable Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of any rights or remedies otherwise available under this Agreement. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

        6.11    Attorney's Fees.     In the event of any Action by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action, unless a court determines that such fees, costs and expenses should be allocated in a different manner.

        6.12    Knowledge Convention.     Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to the knowledge of Seller" or "to the knowledge of Seller" or words of similar intent or effect, such statement means the current actual knowledge of the parties, in each case without any independent inquiry or investigation.

        6.13    Representation by Counsel; Interpretation.     Seller and Buyer each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        6.14    Waiver of Jury Trial.     Each party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any other related document and agrees that any Action shall be tried before a court and not before a jury.

        6.15    Severability.     If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

        6.16    Entire Agreement.     This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The representations and warranties and the obligations of the parties contained herein shall survive the execution and delivery of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

THE SCO GROUP, INC.
By:	/s/ ROBERT K. BENCH
Name:	Robert K. Bench
Title:	Chief Financial Officer
VULTUS, INC.
By:	/s/ MICHAEL MESERVY
Name:	Michael Meservy
Title:	President and Chief Executive Officer